BLACKSKY REPORTS SECOND QUARTER 2025 RESULTS

Second Gen-3 Satellite Launched and Delivering Very High Resolution Imagery Within 12 Hours
New and Existing Customers Commence Early Access to Gen-3 Services
Company Raises $185 Million in Upsized Convertible Note Offering

HERNDON, VA – August 7, 2025 – BlackSky Technology Inc. (“BlackSky” or the “Company”) (NYSE: BKSY) announced results for the second quarter ended June 30, 2025.

“We successfully launched and commissioned our second Gen-3 satellite, which is performing exceptionally well, and combined with our first Gen-3 satellite, is now providing very-high resolution imagery and AI-driven analytics to a number of customers through multiple early access agreements,” said Brian E. O’Toole, BlackSky CEO. “We remain on track to launch six Gen-3 satellites this year and begin general commercial availability to customers in the fourth quarter. Our successful raise of $185 million strengthens our balance sheet, significantly increases our liquidity, and further validates the long term potential of our business.”

Second Quarter Financial Highlights:
•Imagery & software analytical services revenue grew to $18.0 million
•Imagery & software analytical service cost of sales(1), as a percent of revenue, improved to 19%
•Backlog of $356 million, with approximately 85% from international contracts
•Cash balance increases to $94.9 million as of June 30, 2025; pro forma cash inclusive of recent transactions is over $170.0 million

Recent Highlights
•Awarded a facility monitoring order valued at up to $24 million from the NGA Luno A program
•Won a multimillion dollar contract with a new international customer that includes immediate Gen-3 and Gen-2 subscription services and ground segment modernization services
•Announced new AROS initiative to expand addressable market for multi-spectral broad area monitoring and mapping capabilities
•Signed multiple early access agreements for Gen-3 imagery and analytic services with international customers
•Successfully launched second Gen-3 satellite, which began delivering very-high resolution imagery within just 12 hours after launch
•Third Gen-3 satellite in final testing phase and anticipated to ship in the coming weeks
•Completed an upsized $185 million convertible note offering in July, paying off a senior secured note and commercial bank line and strengthening BlackSky’s balance sheet with additional liquidity

(1) Imagery and software analytical service cost of sales excludes depreciation and amortization expense.

Financial Results
Revenues
Total revenue for the second quarter of 2025 was $22.2 million compared to $24.9 million in the second quarter of 2024. Imagery and software analytical services revenue for the second quarter of 2025 was $18.0 million, up $0.5 million from the second quarter of 2024 driven by increased imagery orders. Professional and engineering services revenue for the second quarter of 2025 was $4.2 million, down $3.3 million from the second quarter of 2024 primarily due to a difference in the progress of revenue recognition of long-term contracts that are in various stages of completion. Professional and engineering services contracts are milestone-based contracts that may have quarter-over-quarter revenue variability.

Cost of Sales(2)
Total cost of sales as a percentage of revenue was 28% for the second quarter of 2025, consistent with the second quarter of 2024.

Operating Expenses
Operating expenses for the second quarter of 2025 were $29.9 million, which included $3.3 million of non-cash stock-based compensation expense and $7.2 million in depreciation and amortization expenses. Operating expenses for the second quarter of 2024 were $29.8 million, which included $2.2 million in non-cash stock-based compensation expense and $11.3 million in depreciation and amortization expenses. Excluding the non-cash stock-based compensation and depreciation and amortization expenses from both years, cash operating expenses(3) for the second quarter of 2025 were $19.4 million, compared to cash operating expenses of $16.3 million for the second quarter of 2024. The year-over-year increase of $3.1 million was primarily due to overhead expenses that were previously included in capitalized satellite assets purchased through our production contract with LeoStella as a third-party vendor.

Net Loss
Net loss for the second quarter of 2025 was $41.2 million, compared to a net loss of $9.4 million for the second quarter of 2024. The year-over-year increase in net loss was primarily due to a $24.4 million loss on derivatives in the second quarter of 2025, compared to a gain on derivatives of $5.3 million in the second quarter of 2024.

Adjusted EBITDA(3)
Adjusted EBITDA for the second quarter of 2025 was a loss of $2.8 million, compared to an adjusted EBITDA of $2.1 million for the second quarter of 2024. The year-over-year decrease of $4.9 million was primarily due to overhead expenses related to the recently acquired LeoStella operations and from lower professional and engineering revenues.

(2) Cost of sales is defined as imagery and software analytical services costs and professional and engineering services cost, less depreciation and amortization expense.
(3) Non-GAAP financial measure. See “Non-GAAP Financial Measures” below and reconciliation table at the end of this press release.

Balance Sheet & Capital Expenditures
As of June 30, 2025, cash and cash equivalents, restricted cash, and short-term investments totaled $94.9 million, which includes $35.8 million in net proceeds from issuing 3.1 million shares in the quarter under the Company’s at-the-market equity program. The Company has accumulated approximately $42.6 million in unbilled contract assets, of which $33.2 million is anticipated to be billed and received over the next 12 months. Capital expenditures for the second quarter of 2025 were $10.0 million.

Subsequent to the quarter, the Company completed an upsized $185.0 million offering of an 8.25% convertible note due 2033. A portion of the Company’s net cash proceeds from the transaction were used to pay off the Company’s senior secured note and commercial bank line.

2025 Outlook
As disclosed in an 8-K filing on July 17th, the Company adjusted its full-year 2025 outlook. This change was driven by near term volatility from the U.S. government budget process and timing related to some international contracts. Specifically, the Company adjusted its guidance for full-year 2025 to $105 million and $130 million in revenue and break-even to $10 million in adjusted EBITDA. Lastly, the Company is maintaining its full-year 2025 guidance for capital expenditures of between $60 million and $70 million. Despite the near-term volatility, the Company remains confident in its long-term prospects.

Investment Community Conference Call
BlackSky will host a conference call and webcast for the investment community this morning at 8:30 a.m. EDT. Senior management will review the second quarter results, discuss BlackSky’s business, and answer questions. To access the live webcast or the archived webcast following completion of the call, please visit the Company’s investor relations website at http://ir.blacksky.com and then select “News & Events” for the link to the webcast. A presentation accompanying the webcast can also be found on the investor relations website. To access the conference call, participants should dial 1-877-589-7299 or 1-201-689-8778 at least ten minutes prior to the start of the call. To listen to a replay of the conference call, please dial 1-877-660-6853 or 1-201-612-7415 using access code 13754663. The audio replay will be available from approximately 12:30 p.m. EDT on August 7, 2025, through August 21, 2025.

About BlackSky
BlackSky is a real-time, space-based intelligence company that delivers on-demand, high-frequency imagery, analytics, and high-frequency monitoring of the most critical and strategic locations, economic assets, and events in the world. BlackSky owns and operates one of the industry’s most advanced, purpose-built commercial, real-time intelligence system that combines the power of the BlackSky Spectra® tasking and analytics software platform and our proprietary low earth orbit satellite constellation.

With BlackSky, customers can see, understand and anticipate changes for a decisive strategic advantage at the tactical edge, and act not just fast, but first. BlackSky is trusted by some of the most demanding U.S. and international government agencies, commercial businesses, and organizations around the world. BlackSky is headquartered in Herndon, VA, and is publicly traded on the New York Stock Exchange as BKSY. To learn more, visit www.blacksky.com and follow us on X (Twitter).

Non-GAAP Financial Measures
Adjusted EBITDA is defined as net income or loss attributable to BlackSky before interest income, interest expense, income taxes, depreciation and amortization, as well as significant non-cash and/or non-recurring expenses as our management believes these items are not as useful in evaluating the Company’s core operating performance. These items include, but are not limited to, stock-based compensation expense; unrealized (gain) loss on certain warrants/shares classified as derivative liabilities; non-recurring transaction costs; severance; litigation, settlements, and related costs; and impairment and asset disposals. Cash operating expenses is defined as operating expenses less stock-based compensation expense for selling, general, and administrative costs, and depreciation and amortization expense. The Company believes evaluating cash operating expenses is useful to manage expenses as it excludes non-cash items that may obscure the underlying business performance.

Adjusted EBITDA and cash operating expenses are non-GAAP financial performance measures. These measures should not be considered in isolation or as an alternative to measures determined in accordance with GAAP. Please refer to the schedule herein and our filings with the U.S. Securities and Exchange Commission (the “SEC”) for a reconciliation of adjusted EBITDA to net loss, the most comparable measure reported in accordance with GAAP, and for a discussion of the presentation, comparability, and use of adjusted EBITDA. Please refer to the schedule herein for a reconciliation of cash operating expenses to operating expenses, the most comparable measure reported in accordance with GAAP, and this press release for a discussion of the use of cash operating expenses.

Forward-Looking Statements
Certain statements and other information included in this press release constitute forward-looking statements under applicable securities laws. Words such as "may", "will", "could", "should", "would", "plan", "potential", "intend", "anticipate", "believe", "estimate", "future", "opportunity", "will likely result", or "expect" and other words, terms, and phrases of similar meaning are often intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. All statements, other than statements of historical fact, contained in this press release, including statements as to future performance, our guidance outlook for the year and expected capital expenditures, our ability to sustain revenue growth, expectations regarding the receipt of cash from customers over the next 12 months, expectations regarding global demand for our products and services, our anticipated liquidity and cash flows, our anticipated Gen-3 satellite launch timing, and our expectations related to future profitability on an adjusted basis, are forward-looking statements.

Forward-looking statements are subject to various risks and uncertainties, which could cause actual results to differ materially from the anticipated results or expectations expressed in this press release. As a result, although BlackSky's management believes that the expectations and assumptions on which such forward-looking statements are based are reasonable, undue reliance should not be placed on the forward-looking statements because BlackSky can give no assurance that they will prove to be correct. The risks that could cause actual results to differ materially from current expectations include, but are not limited to, factors such as long and unpredictable sales cycles, customer demand, and our ability to estimate resources for fixed-price contracts, expenses, and other operational and liquidity needs, as well as the risk factors discussed in our most recent Annual Report on Form 10-K and other disclosures about BlackSky and its business included in BlackSky's disclosure materials filed from time to time with the SEC, which are available on the SEC's website at www.sec.gov or on BlackSky's Investor Relations website at ir.blacksky.com.

The forward-looking statements contained in this press release are expressly qualified in their entirety by the foregoing cautionary statements. All such forward-looking statements are based upon data available as of the date of this press release and speak only as of such date. BlackSky disclaims any intention or obligation to update or revise any forward-looking statements as a result of new information or future events, except as may be required under applicable securities law.

Investor Contact
Aly Bonilla
VP, Investor Relations
abonilla@blacksky.com
571-591-2864

Media Contact
Pauly Cabellon
Senior Director, External Communications
bksypr@blacksky.com
571-591-2865

BLACKSKY TECHNOLOGY INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(unaudited)
(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenue
Imagery & software analytical services	$17,982	$17,469	$34,811	$35,302
Professional & engineering services	4,217	7,469	16,932	13,872
Total revenue	22,199	24,938	51,743	49,174
Costs and expenses
Imagery & software analytical service costs, excluding depreciation and amortization	3,460	3,432	7,278	6,877
Professional & engineering service costs, excluding depreciation and amortization	2,787	3,450	11,569	7,038
Selling, general and administrative	22,667	18,214	44,109	37,030
Research and development	17	286	262	742
Depreciation and amortization	7,208	11,277	14,444	22,461
Total costs and expenses	36,139	36,659	77,662	74,148
Operating loss	(13,940)	(11,721)	(25,919)	(24,974)
(Loss) gain on derivatives	(24,435)	5,273	(22,534)	5,019
Interest income	677	330	1,250	730
Interest expense	(3,509)	(3,029)	(6,852)	(5,663)
Other income, net	3	2	68	3
Loss before income taxes	(41,204)	(9,145)	(53,987)	(24,885)
Income tax expense	(35)	(252)	(65)	(322)
Net loss	(41,239)	(9,397)	(54,052)	(25,207)
Other comprehensive income	—	—	—	—
Total comprehensive loss	$(41,239)	$(9,397)	$(54,052)	$(25,207)

Basic and diluted loss per share of common stock:
Net loss per share of common stock	$(1.27)	$(0.52)	$(1.71)	$(1.40)

Weighted average common shares outstanding - basic and diluted	32,473	18,148	31,648	18,027

BLACKSKY TECHNOLOGY INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands, except par value)

	June 30, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$22,555	$13,056
Restricted cash	1,153	1,322
Short-term investments	71,231	39,406
Accounts receivable, net of allowance of $121 and $45, respectively	6,897	14,701
Contract assets	33,208	27,852
Inventories	—	6,043
Prepaid expenses and other current assets	3,752	4,356
Total current assets	138,796	106,736
Property and equipment - net	76,776	45,613
Operating lease right of use assets - net	3,723	4,029
Goodwill	10,279	10,260
Intangible assets - net	5,059	5,446
Satellite work in process	65,607	80,601
Other assets	10,558	1,461
Total assets	$310,798	$254,146
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$12,265	$20,419
Contract liabilities - current	16,616	2,183
Debt - current portion	5,198	1,927
Other current liabilities	3,321	1,493
Total current liabilities	37,400	26,022
Operating lease liabilities	7,796	8,048
Derivative liabilities	40,498	17,964
Deferred revenue - long-term	20,000	—
Long-term debt - net of current portion	117,271	105,736
Other liabilities	1,273	2,387
Total liabilities	224,238	160,157
Stockholders’ equity:
Class A common stock, $0.0001 par value-authorized, 300,000 shares; issued, 34,854 and 30,960 shares; outstanding, 34,557 shares and 30,663 shares as of June 30, 2025 and December 31, 2024, respectively.	3	3
Additional paid-in capital	796,797	750,174
Accumulated deficit	(710,240)	(656,188)
Total stockholders’ equity	86,560	93,989
Total liabilities and stockholders’ equity	$310,798	$254,146

BLACKSKY TECHNOLOGY INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)

	Six Months Ended June 30,
	2025	2024
Cash flows from operating activities:
Net loss	$(54,052)	$(25,207)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	14,444	22,461
Operating lease right of use assets amortization	306	374
Bad debt expense	84	108
Stock-based compensation expense	6,351	5,725
Amortization of debt issuance costs and non-cash interest expense	4,017	4,382
Capitalized interest	(162)	—
Loss (gain) on derivatives	22,534	(5,019)
Non-cash interest income	(872)	(495)
Loss on disposal of assets	83	46
Changes in operating assets and liabilities:
Accounts receivable	7,720	(1,256)
Contract assets - current and long-term	(14,324)	(6,693)
Inventories	5,997	—
Prepaid expenses and other current assets	605	(94)
Other assets	(40)	403
Accounts payable and accrued liabilities	(8,065)	(1,961)
Other current liabilities	1,168	(309)
Contract liabilities - current and long-term	34,183	1,958
Other liabilities	(12)	(25)
Net cash provided by (used in) operating activities	19,965	(5,602)
Cash flows from investing activities:
Purchase of property and equipment	(8,096)	(6,576)
Satellite work in process	(10,772)	(20,984)
Purchases of short-term investments	(56,953)	(13,488)
Proceeds from maturities of short-term investments	26,000	18,000
Net cash used in investing activities	(49,821)	(23,048)
Cash flows from financing activities:
Proceeds from equity issuances, net of equity issuance costs	40,861	2,947
Proceeds from issuance of debt	—	20,000
Proceeds from options exercised and ESPP shares purchased	180	157
Debt payments	(563)	—
Withholding tax payments on vesting of restricted stock units	(1,086)	(524)
Payments for debt issuance costs	(175)	(632)
Payments for deferred financing costs	—	—
Payments for deferred offering costs	(31)	(83)
Net cash provided by financing activities	39,186	21,865
Net increase (decrease) in cash, cash equivalents, and restricted cash	9,330	(6,785)
Cash, cash equivalents, and restricted cash – beginning of year	14,378	33,434
Cash, cash equivalents, and restricted cash – end of period	$23,708	$26,649

BLACKSKY TECHNOLOGY INC.
RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA
(unaudited)
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net loss	$(41,239)	$(9,397)	$(54,052)	$(25,207)
Interest income	(677)	(330)	(1,250)	(730)
Interest expense	3,509	3,029	6,852	5,663
Income tax expense	35	252	65	322
Depreciation and amortization	7,208	11,277	14,444	22,461
Stock-based compensation expense	3,454	2,362	6,351	5,725
Loss (gain) on derivatives	24,435	(5,273)	22,534	(5,019)
Non-recurring transaction costs	375	—	1,031	—
Severance	6	60	332	141
Litigation, settlements, and related costs	77	165	215	165
Impairment and asset disposals	—	—	44	—
Adjusted EBITDA	$(2,817)	$2,145	$(3,434)	$3,521

BLACKSKY TECHNOLOGY INC.
RECONCILIATION OF OPERATING EXPENSES TO CASH OPERATING EXPENSES
(unaudited)
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Operating expenses	$29,892	$29,777	$58,815	$60,233
Stock-based compensation for selling, general and administrative costs	(3,288)	(2,222)	(6,045)	(5,370)
Depreciation and amortization	(7,208)	(11,277)	(14,444)	(22,461)
Cash operating expenses	$19,396	$16,278	$38,326	$32,402